Exhibit 10.10
MARTHA STEWART LIVING OMNIMEDIA, INC.
OMNIBUS STOCK AND OPTION COMPENSATION PLAN
NOTICE OF STOCK OPTION GRANT
Optionee:
Robin Marino
[address]
     You have been granted an option (the “Option”) to purchase Common Stock of Martha Stewart Living Omnimedia, Inc. (the “Company”), as follows:

Date of Grant:	October 1, 2008

Exercise Price Per Share:	$8.53

Total Number of Shares:	100,000

Total Exercise Price:	$853,000

Type of Option:	Incentive Stock Option

X Nonstatutory Stock Option

Expiration Date:	September 30, 2015

Vesting Schedule:	So long as your Service continues, the Shares underlying this Option shall vest and become exercisable in accordance with the following schedule:

33% of the Total Number of Shares subject to this Option shall vest on October 1, 2009;

33% of the Total Number of Shares subject to this Option shall vest on October 1, 2010; and

34% of the Total Number of Shares subject to this Option shall vest on October 1, 2011.

Notwithstanding the foregoing, all Shares subject to this Option shall fully vest and become exercisable upon the earlier of: (1) a Change in Control (as defined below); provided that you are still in Service at that time; and (2) the termination of your employment by the Company without Cause or your voluntary resignation for Good Reason (as such terms are defined below).

For purposes of this Option, a Change in Control shall mean:

(1) any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Exchange Act) or “group” (as such term is used in Section 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the Voting Stock (as defined below) of the Company (as such term is defined below for purposes of this definition); provided that this clause (1) shall not apply with respect to a stockholder of the Company who beneficially owns more than 50% of the Voting Stock of the Company on June 11, 2008;

(2) all or substantially all of the assets or business of the Company are disposed of pursuant to a merger, consolidation or other transaction unless, immediately after such transaction, the stockholders of the Company immediately prior to the transaction own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company prior to such transaction more than 50% of the Voting Stock of the company surviving such transaction or succeeding to all or substantially all of the assets or business of the Company or the ultimate parent company of such surviving or successor company if such surviving or successor company is a subsidiary of another entity (there being excluded from the number of shares held by such stockholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company);

(3) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets if such plan of liquidation will result in the winding-up of the business of the Company;

(4) the consummation of any merger, consolidation or other similar corporate transaction unless, immediately after such transaction, the stockholders of the Company immediately prior to the transaction own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company prior to such transaction more than 50% of the Voting Stock of the company surviving such transaction or its ultimate parent company if such surviving company is a subsidiary of another entity (there being excluded from the number of shares held by such stockholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company); or

(5) the failure of the Company to have any securities required to be registered under Section 12 of the Exchange Act.

For purposes of this definition, “the Company” shall include any entity that succeeds to all or substantially all of the business of the Company; “Voting Stock” shall mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation; and references to ownership of “more than 50% of the Voting Stock” shall mean the ownership of shares of Voting Stock that represent the right to exercise more than 50% of the votes entitled to be cast in the election of directors of a corporation.

For purposes of this Option, Cause shall mean that the Board has made a good faith determination, after providing you with reasonably detailed written notice and a reasonable opportunity to be heard on the issues at a Board meeting, that any of the following has occurred:

(1) the willful and continued failure by you to substantially perform your material duties to the Company (other than due to mental or physical disability) after written notice specifying such failure and the manner in which you may rectify such failure in the future;

(2) you have engaged in willful, intentional misconduct that has resulted in material damage to the Company’s business or reputation;

(3) you have been convicted of a felony; or

(4) you have engaged in fraud against the Company or misappropriated Company property (other than incidental property).

For purposes of this definition, no act or failure by you shall be considered “willful” if such act is done by you in the good faith belief that such act is or was in the best interests of the Company or one or more of its businesses. Nothing in this definition shall be construed to prevent the Executive from contesting the Board’s determination that Cause exists.

For purposes of this Option, Good Reason shall mean the occurrence, without your express prior written consent, of any one or more of the following:

(1) a material diminution of, or material reduction or material adverse alteration in, your title (except as may occur in response to a comment from a regulatory or governmental agency), reporting status or authority to exercise Pre-Effective Date Duties, and Responsibilities (defined below), or the assignment to you of duties inconsistent with those set forth in your employment agreement dated as of September 2008 (the “Employment Agreement”) (or as subsequently amended in accordance with such agreement) resulting in a materially adverse change to your duties and responsibilities; provided, however, that the following shall not constitute Good Reason: the assignment to, or exercise by, the Chairman of the Board, the Company’s other Co-CEO and/or any other officer(s) appointed by the Chairman of the Board or the Board, as the case may be, of (and any related diminution, reduction, alteration or elimination of your authority to exercise) any Post-Effective Date Duties and Responsibilities (defined below), regardless of whether you have exercised any such Post-Effective Date Duties and Responsibilities; and provided further that any diminution, reduction or adverse alteration in your authority to exercise any Pre-Effective Date Duties and Responsibilities (the “Reduced Pre-Effective Date Duties and Responsibilities”) shall be disregarded for the purposes of this subsection to the extent that you have authority to exercise any Post-Effective Date Duties and Responsibilities that are of approximately comparable importance to the Company as the Reduced Pre-Effective Date Duties and Responsibilities;

(2) a material diminution, material reduction or materially adverse alteration to your Post-Effective Date Duties and Responsibilities as exercised by you in the ordinary course prior to the effective date of your Employment Agreement;

(3) a material breach of your Employment Agreement by the Company that continues after the reasonable notice and opportunity to cure;

(4) the Company’s requiring you to be based at a location in excess of 35 miles from the location of your principal job location or office specified in your Employment Agreement, except for required travel on the Company’s business to an extent substantially consistent with your position; or

(5) a reduction by the Company of your base salary as in effect on the effective date of your Employment Agreement, or as the same shall be increased from time to time.

“Pre-Effective Date Duties and Responsibilities” shall mean duties and responsibilities exercised by you in your capacity as President — Media of the Company prior to the effective date of your Employment Agreement with respect to assets owned by the Company prior to such effective date. “Post-Effective Date Duties and Responsibilities” shall mean duties and responsibilities other than Pre-Effective Date Duties and Responsibilities, and notwithstanding anything to the contrary may include, without limitation, any duties and responsibilities related to any assets or operations that were or may be acquired by the Company on or after the effective date of your Employment Agreement at the discretion of the Board. Your right to terminate employment in a termination for Good Reason shall not be affected by your incapacity due to physical or mental illness. Subject to the requirements set forth above, your continued employment shall not constitute a consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

Termination Period:	You may exercise this Option for 3 months after termination of your Service except as set forth in Section 4 of the Stock Option Agreement and in no event may you exercise this Option after the Expiration Date. Notwithstanding the foregoing, in the event of a Change in Control (defined above) during your Service, you may exercise this Option at any time until the date that is five (5) years after the consummation of the Change in Control or, if later, the expiration of the post-termination exercise period, as set forth in the first sentence above; provided that in no event may you exercise this Option after the Expiration Date. You are responsible for keeping track of these exercise periods following a termination of your Service for any reason. The Company will not provide further notice of such periods.
     Unless otherwise defined in this Notice of Stock Option Grant, the terms used herein shall have the meanings assigned to them in the Plan.
     By your signature and the signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Martha Stewart Living Omnimedia, Inc. Omnibus Stock and Option Compensation Plan and the Stock Option Agreement, all of which are attached to, and made a part of, this document.
     In addition, you agree and acknowledge that your rights to any Shares underlying this Option will be earned only as you provide Service over time, that this Option is not being granted to you as consideration for services you rendered to the Company (or any Parent, Subsidiary, or Affiliate) prior to your Date of Grant, and that nothing in this Notice of Stock Option Grant or the attached documents confers upon you any right to continue your employment or consulting relationship with the Company (or any Parent,

Subsidiary, or Affiliate) for any period of time, nor does it interfere in any way with your right or the Company’s (or any Parent’s, Subsidiary’s, or Affiliate’s) right to terminate that relationship at any time, for any reason, with or without cause.
     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

OPTIONEE:	MARTHA STEWART LIVING OMNIMEDIA, INC.

/s/ Robin Marino	By:	/s/ Howard Hochhauser
Signature

Robin Marino	Title:	Chief Financial Officer
Print Name

MARTHA STEWART LIVING OMNIMEDIA, INC.
OMNIBUS STOCK AND OPTION COMPENSATION PLAN
STOCK OPTION AGREEMENT
     1. Grant of Option. Martha Stewart Living Omnimedia, Inc., a Delaware corporation (the “Company”), hereby grants to the Optionee named in the Notice of Stock Option Grant attached to this Stock Option Agreement (the “Optionee”), an option (the “Option”) to purchase the total number of shares of Common Stock (the “Shares”) set forth in the Notice of Stock Option Grant (the “Notice”), at the exercise price per Share set forth in the Notice (the “Exercise Price”) subject to the terms, definitions and provisions of the Company’s Omnibus Stock and Option Compensation Plan (the “Plan”), which is incorporated in this Stock Option Agreement (the “Agreement”) by reference. Unless otherwise defined in this Agreement, the terms used in this Agreement shall have the meanings defined in the Plan.
     This Option is intended to be an Incentive Stock Option as defined in Section 422 of the Code only to the extent so designated in the Notice, and to the extent it is not so designated or to the extent this Option does not qualify as an Incentive Stock Option, it is intended to be a Nonstatutory Stock Option. Notwithstanding the foregoing, even if designated as an Incentive Stock Option, if the Shares subject to this Option (and all other incentive stock options granted to Optionee by the Company or any Parent or Subsidiary, including under other plans of the Company) that first become exercisable in any calendar year have an aggregate fair market value (determined for each Share as of the date of grant of the option covering such Share) in excess of $100,000, the Shares in excess of $100,000 shall be treated as subject to a Nonstatutory Stock Option in accordance with applicable law.
     2. Exercise of Option.
          (a) Right to Exercise. This Option shall be exercisable during its term in accordance with the Vesting Schedule, Termination Period and Expiration Date set forth in the Notice, Section 4 below and with the applicable provisions of the Plan. This Option may not be exercised for a fraction of a share.
          (b) Method of Exercise.
               (i) This Option shall be exercisable by execution and delivery of the Notice of Exercise attached hereto as Exhibit A or of any other form of written notice approved for such purpose by the Company which shall state Optionee’s election to exercise this Option, the number of Shares in respect of which this Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by Optionee and shall be delivered to the Company by such means as are determined by the Committee in its discretion to constitute adequate delivery. The written notice shall be accompanied by payment of the aggregate Exercise Price for the purchased Shares.
               (ii) As a condition to the exercise of this Option and as further set forth in Section 13 of the Plan, Optionee agrees to make adequate provision for federal, state or other tax or withholding obligations, if any, which arise upon the grant, vesting or exercise of this Option, or disposition of Shares, whether by withholding, direct payment to the Company, or otherwise.
               (iii) The Company is not obligated, and will have no liability for failure, to issue or deliver any Shares upon exercise of this Option unless such issuance or delivery would comply with all applicable laws, rules and regulations, with such compliance determined by the Company in consultation with its legal counsel. This Option may not be exercised until such time as the Plan has been approved by the Company’s stockholders, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such Shares would constitute a violation of any applicable laws, rules or regulations, including any applicable U.S. federal or state securities laws or any other law or regulation, including any rule under Part 221 of Title 12 of the Code of Federal Regulations as promulgated by the Federal Reserve Board. As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by applicable laws, rules or regulations. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to Optionee on the date on which this Option is exercised with respect to such Shares.
               (iv) Subject to compliance with all applicable laws, rules and regulations, this Option shall be deemed to be exercised upon receipt by the Company of the appropriate written notice of exercise accompanied by the Exercise Price and the satisfaction of any applicable withholding obligations.
     3. Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination of the following, at the election of Optionee: (a) cash, (b) check, (c) Cashless Exercise, or (d) surrender of previously owned Shares.
     4. Termination of Relationship. Following the date of termination of Optionee’s Service for any reason (the “Termination Date”), Optionee may exercise this Option only as set forth in the Notice and this Section 4. If Optionee does not exercise this Option within the Termination Period set forth in the Notice or the termination periods set forth below, this Option shall terminate in its entirety. In no event may this Option be exercised after the Expiration Date set forth in the Notice. In the event of termination of Optionee’s Service other than as a result of Optionee’s Disability, death or for Cause, Optionee may, to the extent Optionee is vested in the Option Shares at the Termination Date, exercise this Option during the Termination Period set forth in the Notice. Subject to the consummation of a Change in Control, as described in the Notice, in the event of any other termination, Optionee may exercise this Option only as described below:

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          (a) Termination upon Disability of Optionee. In the event of termination of Optionee’s Service as a result of Optionee’s Disability, Optionee may, but only within 12 months from the Termination Date, exercise this Option to the extent Optionee is vested in the Option Shares.
          (b) Death of Optionee. In the event of the death of Optionee while in Service or within 3 months following the termination of Optionee’s Service, this Option may be exercised at any time within 12 months following the date of death by any beneficiary properly designated by the Optionee or, if no such beneficiary exists, by the Optionee’s estate or by a person who acquired the right to exercise this Option by bequest or inheritance, but only to the extent Optionee is vested in the Option Shares.
          (c) Termination for Cause. In the event Optionee’s Service is terminated for Cause, this Option shall terminate immediately upon such termination for Cause. In the event Optionee’s employment or consulting relationship with the Company is suspended pending investigation of whether such relationship shall be terminated for Cause, all Optionee’s rights under this Option, including the right to exercise this Option, shall be suspended during the investigation period.
     5. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution. The designation of a beneficiary does not constitute a transfer. This Option may be exercised during the lifetime of Optionee only by Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.
     6. Authorization to Release Necessary Personal Information.
          (a) Optionee hereby authorizes and directs Optionee’s employer to collect, use and transfer in electronic or other form, any personal information (the “Data”) regarding Optionee’s employment, the nature and amount of Optionee’s compensation and the facts and conditions of Optionee’s participation in the Plan (including, but not limited to, Optionee’s name, home address, telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of shares held and the details of all Awards or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding) for the purpose of implementing, administering and managing Optionee’s participation in the Plan. Optionee understands that the Data may be transferred to the Company or any of its Parent, Subsidiaries, or Affiliates, or to any third parties assisting in the implementation, administration and management of the Plan, including any requisite transfer to a broker or other third party assisting with the administration of this Option under the Plan or with whom shares acquired pursuant to this Option or cash from the sale of shares underlying this Option may be deposited. Optionee acknowledges that recipients of the Data may be located in different countries, and those countries may have data privacy laws and protections different from those in the country of Optionee’s residence. Furthermore, Optionee acknowledges and understand that the transfer of the

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Data to the Company or any of its Parent, Subsidiaries, or Affiliates, or to any third parties is necessary for Optionee’s participation in the Plan.
          (b) Optionee may at any time withdraw the consents herein by contacting Optionee’s local human resources representative in writing. Optionee further acknowledges that withdrawal of consent may affect Optionee’s ability to exercise or realize benefits from this Option, and Optionee’s ability to participate in the Plan.
     7. No Entitlement or Claims for Compensation.
          (a) Optionee’s rights, if any, in respect of or in connection with this Option or any other Award is derived solely from the discretionary decision of the Company to permit Optionee to participate in the Plan and to benefit from a discretionary Award. By accepting this Option, Optionee expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards to Optionee. This Option is not intended to be compensation of a continuing or recurring nature, or part of Optionee’s normal or expected compensation, and in no way represents any portion of a Optionee’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.
          (b) Neither the Plan nor this Option or any other Award granted under the Plan shall be deemed to give Optionee a right to become or remain an Employee, Consultant or director of the Company, a Parent, a Subsidiary, or an Affiliate. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate Optionee’s Service at any time, with or without cause, and for any reason, subject to applicable laws, the Company’s Articles of Incorporation and Bylaws and a written employment agreement (if any), and Optionee shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan, this Option or any outstanding Award that is forfeited and/or is terminated by its terms or to any future Award.
          (c) Optionee acknowledges that he or she is voluntarily participating in the Plan.
          (d) The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the underlying Shares do not increase in value, the Option will have no value. If Optionee exercises the Option and obtains Shares, the value of the Shares acquired upon exercise may increase or decrease in value, even below the Exercise Price.
     8. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Option granted under and participation in the Plan or future options that may be granted under the Plan by electronic means or to request Optionee’s consent to participate in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and, if requested, to agree to

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participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
     9. Translation. If this Agreement or any other document related to the Plan is translated into a language other then English and if the translated version is different from the English version, the English version will take precedence.
     10. Effect of Agreement. Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the Option terms), and hereby accepts this Option and agrees to be bound by its contractual terms as set forth herein and in the Plan. Optionee hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee regarding any questions relating to this Option. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of the Notice and this Agreement, the Plan terms and provisions shall prevail.
     11. Miscellaneous.
          (a) Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.
          (b) Entire Agreement; Enforcement of Rights. This Agreement, together with the Notice and the Plan, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and therein and merges all prior discussions between the parties. Except as contemplated under the Plan, no modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed or, if permitted by the Company, electronically accepted, by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.
          (c) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.
          (d) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by telegram or fax or 48 hours after being deposited in the mail, as certified or registered mail, with postage prepaid, and addressed to the Company at its principal corporate offices and to Optionee at the address maintained for Optionee in the Company’s records.

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          (e) Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of Optionee under this Agreement may not be assigned without the prior written consent of the Company.

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EXHIBIT A
NOTICE OF EXERCISE

To:	Martha Stewart Living Omnimedia, Inc.
Attn:	Administrator of the Omnibus Stock and Option Compensation Plan
Subject:	Notice of Intention to Exercise Stock Option
     This Notice of Exercise constitutes official notice that the undersigned intends to exercise Optionee’s option to purchase                     shares of Martha Stewart Living Omnimedia, Inc. Common Stock, under and pursuant to the Company’s Omnibus Stock and Option Compensation Plan (the “Plan”) and the Notice of Stock Option Grant and Stock Option Agreement (the “Agreement”) dated                     , as follows:

Number of Shares:

Exercise Price per Share:

Total Exercise Price:

Method of Payment of Exercise Price:

     The shares should be registered in the name (s) of:
                                                                               and
                                                                                    .1
     By signing below, I hereby agree to be bound by all of the terms and conditions set forth in the Plan and the Agreement. If applicable, proof of my right to purchase the shares pursuant to the Plan and the Agreement is enclosed.2
Dated:

(Signature)	(Signature)[3]

(Please Print Name)	(Please Print Name)

(Full Address)	(Full Address)

[1]	If more than one name is listed, please specify whether the owners will hold the shares as community property or as joint tenants with the right of survivorship.

[2]	Applicable if someone other than the Optionee (e.g., a death beneficiary) is exercising the stock option.

[3]	Each person in whose name shares are to be registered must sign this Notice of Exercise.